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                                                                     EXHIBIT 3.3
                           DAILEY INTERNATIONAL, INC.

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION



         Dailey International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                 FIRST: That the Board of Directors of the Corporation by unanimous written consent dated October 6, 1997, unanimously adopted a resolution proposing and adopting the following amendment to the Certificate of Incorporation of the Corporation:

                          (a) That Article 1 of the Company's Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:


                                   ARTICLE 1

                          "The name of the Corporation is Dailey International Inc."


                 SECOND: That by unanimous written consent, the sole stockholder of the Company by unanimous written consent dated October 6, 1997, gave its approval to such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                 THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.
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         IN WITNESS WHEREO, the Corporation has caused this Certificate to be signed by its duly elected Secretary this 7th day of October, 1997.


                                        DAILEY INTERNATIONAL, INC.


                                        By: /s/ William D. Sutton
                                            ---------------------------------
                                                       William D. Sutton
                                                          Secretary